      OPERATOR: Good morning. My name is Michael, and I will be your conference facilitator today. At this time I would like to welcome everyone to the first quarter 2001 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press the number one on your telephone keypad, and questions will be taken in the order that they are received. If you would like to withdraw your question, press the pound key. Thank you. Ms. Grossman, you may begin your conference.

      ELLEN GROSSMAN: Thank you. Good morning and welcome. I'm Ellen Grossman,

Manager of Investor Relations. Thank you for participating in our first quarter earnings teleconference. Before we begin I need to remind you that any statements made today that are not historical facts are forward looking statements. Please take note of the cautionary language contained in our press release regarding forward looking statements. That same language applies to comments made in today's teleconference.

      I will now turn the meeting over to your host, Peter Martin, the Chairman and Chief Executive Officer of Provident to begin our teleconference.

      PETER MARTIN: Good morning. It's nice to have you all join us. We have rounded up our usual suspects for this




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Friday, April 20, 2001                                                    Page 2



presentation. Lillian Kilroy from our marketing department is here. And I will describe what each of the speakers who are here will cover. The first quarter was a very interesting one, and I'm sure you found from the press release a little complex. We want to flush out the earnings release for you and, of course, answer any questions you have.

      Dennis Starliper, our Chief Financial Officer will cover our strong operating results, including earnings per share of 45 cents. He will cover the

FAS 133 [PHONETIC] implementation, hedging for accelerated prepayments on acquired loans, and its interaction with our sale of our exposure to the integrated health systems syndicated loan. Dennis will also cover our stock buy back program.

      Jack Novak, Executive Vice President, will discuss implementation of federal financial institutions examination council uniform retail credit management policy and more succinctly titled consumer loan charge [PHONETIC] off policy. Jack will also elaborate on retail loan production, consumer asset quality, our small business initiative, and e-commerce development.

      Following Jack, Dick Oppitz will cover loan and deposit production in the commercial arena, loan sales, the economic factors affecting Provident's commercial lending market, and credit quality in the commercial portfolio.





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      Gary Geisel, our President, will finish up with his thoughts on selected financials, deposit and loan growth, market share, and progress towards our financial goals.

      Following Gary's remarks, we'll be delighted to entertain your questions.

Dennis.

      DENNIS STARLIPER: Thank you, Peter. Good morning, everyone. As Peter mentioned, this quarter is somewhat complex. The results of the quarter are somewhat camouflaged by four non-recurring items. Before getting to the core results, let's talk about these one time items.

      The first is the implementation, like everyone else this quarter, of SFAS

[PHONETIC] 133, which is the infamous accounting rule for accounting for derivatives. As you may know, the company has maintained the derivative position of about two billion for sometime, hedging its -- primarily hedging interest rate risk. And the potential volatility created by this new accounting rule brought us to the conclusion we were going to reduce this derivative position and we did, and we brought the position down to 400 million over the quarter.

However, we did replace the hedging strategy with some on balance sheet alternatives. So it's still remaining in the process of hedging interest rate risk but doing what we can on balance sheet.

      But there were three elements of this conversion that impacted our reporting earnings. The closure of derivative





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Friday, April 20, 2001                                                    Page 4


positions that would have created this volatility resulted in a one time after tax conversion charge of 1.1 million, and this is the number that's presented on the income statement as the below the line change in accounting principle.

      Offsetting this, though, are deferred benefits. Deferred benefits of about

1.4 million that were also realized in this transaction, but they won't be recognized into income until over the next three years, essentially

[UNINTELLIGIBLE] over the next three years.

      And the third earnings consequence of this conversion was the reclassification of the dividend on our 70 million of trust preferred. That amounts to about 1.5 million in the quarter on the company's trust preferred securities from operating expenses into interest expense. So while that had no change in reported earnings, it did lower our margin in the quarter by 11 basis points. And this will be something that will be permanent for purposes of comparison to prior to first quarter 2001.

      Second major item, as Peter mentioned, was hedging of our acquired loan premium amortization. As expected, you know, rates have fallen significantly since November, and prepayments have accelerated on the premium portion of the bank's acquired loan portfolio. One of the post [UNINTELLIGIBLE] being 133 on balance sheet hedging

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Friday, April 20, 2001                                                    Page 5


alternatives for us is, we as employees, the purchase of ten year U.S. agency securities to hedge against some of this prepayment risk.

      During the quarter the bank sold agency securities, held to hedge this risk realizing a gain of approximately five million. The accelerated amortization of premium during the quarter was about 750,000 in the first quarter. And we expect this to amount to about a million per quarter for the remainder of the year.

      Also during the quarter we decided to take advantage of heightened market interest in the integrated health care syndicated loan to sell our $15 million position at 37 1/2 cents on the dollar. You may recall that we wrote off 7.2 million of this credit in the third quarter of 2000. The remaining 7.8 million outstanding in this non-performer is now gone with the sale and resulted in the marking of a loss of 2.2 million. And you'll see that in our press release and the financial statements as well. However, we had anticipated doing this in the third quarter. And given the strength in the market for this credit, we decided to take this action in the first quarter versus the third.

      The company further increased its first quarter provision in allowance for an expected charge off of our last remaining problem health care loan. This was a credit we have talked about in previous teleconferences. We are




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Friday, April 20, 2001                                                    Page 6


currently marketing this property. The loss is expected to occur later in the year. However, the amount is uncertain at this time. Yet we expect to take action on this within the next few quarters.

      There were a number of reporting consequences of these actions. The allowance for loans, as you can see, grew from 1.21 to 1.29 percent of total loans. Premium amortization was increased by 750,000 reducing net interest margin by six basis points. And premium amortization is expected to increase by three million over the remainder of the year and will be offset by the acceleration of a loss on the integrated credit.

      Switching now to the transaction with Mid-Atlantic investors, the repurchase of their ownership position, as most of you know, we have maintained an active share repurchase program. The repurchase of 1.4 million shares held by

Mid-Atlantic investors significantly accelerated this program plan for the entire year. You can see from the balance sheet, period and assets and liabilities have declined from the fourth quarter to 5.2 from 5.5 billion. The investment and broker deposit de-leveraging as a result of this of approximately

250 million will reduce absolute earnings but will improve earnings ratios. The investment sales for de-leveraging was also responsible for about one million of the quarter's security gains.

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Friday, April 20, 2001                                                    Page 7


      For the first quarter this activity improved net interest margin by 11 basis points. The company has just under one million shares of authority remaining under that repurchase program.

      The last item of activity that is out of the norm for the quarter were loan sales and the reclassification of certain consumer loans. Referencing the press release, in the first quarter new policies of the FFIEC necessitated a $12 million classification as non-performing, previously non-classified loans,

consumer loans. This policy has really been in existence since 1980, but what changed was this policy or this -- rather, this policy introduced guidance for the first time in the one to four family residential loan sector, and it required us to reverse accrued but uncollected interest of about 1.4 million.

And this too was done in the first quarter having 11 basis point unfavorable impact on margin. This action simply accelerated the process in place during prior quarters and will result in lower consumer loan interest reversals in the future. Also, these policy changes had no impact on Provident's current charge off policy or exposure.

      As you can see from the press release, total non-performing loans advanced by only 4.5 million, the net of adding the 12 million consumer loans and removing the 7.8 million integrated health credit. We also sold an $11.8

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Friday, April 20, 2001                                                    Page 8


million performing nationally syndicated loan during the quarter. These two loan sales are the principle reason for the decline in commercial loan outstandings versus the fourth quarter. Dick Oppitz will discuss the syndicated portfolio and the balance of the commercial portfolio in his presentation.

      Well, that sums up the non-routine items in earnings and balance sheet activity for the quarter. For those of you that are out there updating your model for earnings and margin, just as you can tell, whenever you're in doubt,

just use 1.4 million or 11 basis points, and you should be all right. Everything seems to have come out to those sets of numbers.

      Notwithstanding all this noise, though, the quarter prevents another -- I mean, rather, presents another leg in the transition to core banking fundamentals with solid growth in core retail and commercial deposits. Fee income growth continues to be strong, and the operating expense growth rate has been trimmed considerably. The divestitures and reconfigurations that we announced earlier are on track. The mortgage banking unit with a staff of over

100 has a staff now of fewer than ten, on its way to a staff of about five.

      To discuss the core banking story for the first quarter, I'll turn it over to the rest of the team starting

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Friday, April 20, 2001                                                    Page 9


 with Jack Novak.

      JACK NOVAK: Thank you, Dennis. Good morning. My name is Jack Novak, and I am responsible for the newly created Product Sales and Marketing Group. What I will focus my presentation on this morning are four specific performance areas,

namely our transition into compliance with the new FFIEC policy, retail loan production for the quarter, an update on the status of small business banking initiatives, and finally I'll talk about our ever growing e-commerce effort.

      Let's first talk about the FFIEC policy and asset quality. As Dennis has previously stated, a one time addition of $12 million was made to non-performing loans in order to conform to new FFIEC standards on consumer loans. To reiterate, this policy, by way of a brief explanation, has been in existence for over 20 years and has always been applicable to retail credit. The new policy made these regulatory guidelines applicable for the first time to residential real estate secured loans.

      I'd like to emphasize that this action is not reflective of a deterioration within the acquired loan portfolio. And while delinquency and charge off levels have risen over time, the portfolio continues to perform as we have anticipated given its size, diversity, and origination dynamics as we know them. As always, but particularly at

Conference Number 183296

Friday, April 20, 2001                                                   Page 10


times of economic uncertainty as we see it today, we will work very closely with our servicers to ensure that the most effective account collection and monitoring processes are in place and that accurate and timely data continues to flow to us so that we may interpret and communicate that information to our numerous constituencies. Asset quality within the remainder of the consumer loan portfolio remains solid with delinquency falling three basis points to 59 -- to

 .59 percent from the year end number of .62 percent. Charge offs for the quarter were on budget and represented 13 basis points on an annualized basis.

      Let's talk about core business production now. One of our key strategic focuses for 2001 was to increase lending activity in the core business lines without sacrificing efficiency, margin, or asset quality. Reviews of products,

pricing, sales and marketing efforts were performed. Changes were made in processes, products, and pricing. Credit standards remained as they were,

flexible but conservative. The results speak for themselves. Core consumer loan production totalled over $71 million for the quarter comparing quite favorably to the 43 million produced in the first quarter of 2000. This activity was supported by a 28 percent increase in new application volume.

      In addition, small ticket leasing activity was also robust. Court Square

Leasing generated 9.2 million in new

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Friday, April 20, 2001                                                   Page 11


leases for the quarter compared to 4.9 million during last year's first quarter.

We continue to review -- we continue our review of residual risk and feel very comfortable with our position there.

      Lastly and not insignificantly, our redesigned origination process with

Cindent Mortgage [PHONETIC] as our strategic partner has enabled us to assist our customers with competitively priced mortgage products without the expense baggage normally associated with a refi boom. We firmly believe that this new alliance is the best solution for us to provide both solutions to our customers'

housing needs while at the same time generating the highest return possible to our shareholders.

      Small business banking initiative. For two quarters now we have talked about our efforts to refocus towards becoming a significant player in the small business market. During the first quarter, several significant tasks were accomplished toward that end. We documented our mission and set strategies in place to support that mission. We completed the staffing of the organization with individuals who are dedicated to and believe in that mission. We redesigned the product line completely, once again with our mission in mind. We trained hundreds of branch personnel on those products and services.

      And, finally, we developed and implemented a marketing

Conference Number 183296

Friday, April 20, 2001                                                   Page 12


plan directed towards those customers and prospects that we believe will benefit most from those new products and services. We hope to see the implementation of these strategies in small business having the effect of increasing our lending volume three fold and producing annualized deposit growth rates of over ten percent over the next three years.

      E-commerce. Last, but certainly not least, I'd like to update you on our

e-commerce activities. Once again, I can report robust activity on the new account front for our Internet banking product. In the first quarter we opened

3427 new accounts. Our PC banking Internet banking customer base is now over

25,000 customers or over ten percent penetration of our DDA [PHONETIC] base. We also continue opening up new deposit and loan accounts via the Internet with deposit balances over 1.7 million and loan balances close to 4 million.

      We continue also to grow our electronic card base which currently stands at over 212,000 cards. And the fees generated from this space have grown to $2.2 million for the quarter representing a 37 percent increase over the same period last year. This card program, as I have said before, is one of the most successful ones in the country.

      This concludes my remarks. And now I'll hand it over the Dick Oppitz.

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Friday, April 20, 2001                                                   Page 13


      DICK OPPITZ: Thank you, Jack. This is Dick Oppitz, and I oversee our commercial and real estate banking activity. Those of you that were with us in previous conferences will remember we indicated an intent to broaden end market calling and prospecting by our commercial relationship managers. To emphasize this objective we established calling goals for these officers which targeted a market blitz requiring them to make over 500 prospect calls during the first quarter. This blitz was completed on April 6th, and we're presently in the process of evaluating these calls to categorize those contacts that we believe represent potentially lucrative targets for aggressive follow up.

      We also intend to continue first time contacts at a rapid pace and expect to make 200 new prospect calls on commercial prospects during the second quarter. We're just beginning to book business as a result of the blitz, and we have a good number of proposals out that should lead to new relationships as the year progresses.

      First quarter of '01 has seen commercial deposits increase 13.2 percent over the first quarter of 2000 with related fees increasing 31 percent. Average loans within the commercial banking group were up 14.1 percent driven by strong activity in our real estate lending areas.

      The local economy continues to be very solid with

Conference Number 183296

Friday, April 20, 2001                                                   Page 14


Maryland's unemployment rate running at 4.1 percent which is under the national average.

      Residential real estate development and associated building [PHONETIC]

remain strong in Baltimore, suburban Washington, and Northern Virginia. And the only softening we've seen in the commercial real estate market at this time involves the Northern Virginia office market, and we have no real speculative exposure in that market.

      Regarding asset quality, we've been continuously heightening regularly recurring portfolio reviews. Portfolio specific reviews such as in syndicated lending and speculative commercial real estate construction lending are also occurring at closer intervals. This monitoring continues to confirm our feeling that asset quality here at Provident in commercial and real estate portfolios remain strong.

      As Dennis previously mentioned, we sold our remaining exposure in integrated health systems syndicated revolving credit during the past quarter leaving us with only one adversely risk rated loan within the health care portfolio. Outstandings in our shared [PHONETIC] national credit portfolio were down to 108 million at 3/31 [PHONETIC], and we continue to de-emphasize involvement in syndicated loans which are out of primary market area. We limit our involvement in this type of lending to in market deals where

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Friday, April 20, 2001                                                   Page 15


our exposure would generally not exceed ten million dollars per deal.

      At this point I'll turn you over to our President, Gary Geisel.

      GARY GEISEL: Thank you, Dick. This is Gary Geisel, President and COO. And

I will expand upon Jack's and Dick's comments and summarize some of our core banking activities.

      First of all, on the branch expansion front, we had 85 locations at this time last year, and we now have 98 branch locations. More importantly, 32 of these branches are in the dynamic growth market broadly described as metropolitan Washington. This we believe represents our best opportunity for growth within the region.

      The 25 expansion branches, those branches that we've opened since

September of 1999, remain on target. In fact, those 25 branches represented almost $70 million in deposits and 1.3 million in fees for the first quarter.

Our plans for new branches for 2001 have actually been rolled back to a total of six new locations as our in-store partners have made changes in their plans that have impacted our expansion opportunities.

      Dick and Jack described our core loan growth for the quarter. In summary,

we were able to grow total core loans $163 million, up over 12 percent from 2000 levels, even with the sale of the two syndicated national. Our core deposit

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Friday, April 20, 2001                                                   Page 16


growth remains very strong. Specifically, core deposits grew $273 million or over 12 percent from the first quarter of 2000. Forty-four million of that growth is in non-interest bearing checking deposits that is distributed rather evenly between commercial and retail checking. We've actually increased market share by 10 percent on an annual basis since 1997.

      Our fee income picture continues to be impressive as total fees, excluding the mortgage banking activities and security gain, rose 26 plus percent for the first quarter from the first quarter of 2000, and retail checking related fees exceeded our expectations by growing 32 percent during the same period.

      You also see evidence of our focus on controlling operating expenses with expenses contained at 2.4 percent over the prior year. We see the trends in operating expenses continuing to show improvement in subsequent quarters.

      We have a number of initiatives underway that we believe will produce improved banking results. These initiatives include our ongoing branch expansion plan, the enhanced calling efforts that Dick shared with you, the small business initiative that Jack described. We see small business as a very natural extension to our existing strategies that should produce incremental revenues with

Conference Number 183296

Friday, April 20, 2001                                                   Page 17


only a modest investment.

      We are also pleased with the customer response to Internet banking offering. As Jack described, we now have over 25,000 Internet banking customers.

We expect to bring the Internet banking product in-house during the second quarter, it's currently with our out-source processor, and bringing Internet banking in-house will produce marked improvement to our delivery cost and improve the potential profitability of these customers. This will put us in position to utilize Internet banking and alternative delivery in general to more aggressively acquire commercial and retail customers.

      In closing, we believe the continued growth in our core business together with the full impact of last year's divestiture action will keep us on a trend to achieve our earnings goals of one percent return on assets, 16 plus return on equity, and the most difficult target, an efficiency ratio below 60 percent by the fourth quarter.

      That concludes our remarks, and we are now prepared to entertain your questions.

      OPERATOR: At this time I would like to remind everyone, in order to ask a question, please press the number one on your telephone keypad. Your first question comes from Holly Clark [PHONETIC].

      FEMALE SPEAKER: Yes. Good morning.

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Friday, April 20, 2001                                                   Page 18


      MULTIPLE SPEAKERS: Good morning, Holly.

      FEMALE SPEAKER: I was wondering if you could provide a little bit more detail as to the reason behind the reclassification of the trust preferred dividend. Dennis, I thought you mentioned that it was a result of 133, but I don't, quite honestly, understand the correlation.

      DENNIS STARLIPER: The correlation, Holly, is that classifying the trust preferred as a minority interest and having the swap attached to it the way it was currently classed would have required us to account for this as a fair value hedge. And if simply changing its classification from debt with associated interest expense instead of operating expenses enabled us to classify this as a shortcut cash value hedge, so just simply making -- doing nothing but changing the name of the animal gave us the ability to avoid any marks to market quarterly on that position. So nothing more complicated than that, Holly, of just simply changing the classification of the instrument gave us the ability to get shortcut treatment.

      MALE SPEAKER: Basically, there is a hedge associated with the trust preferred, and that's why it falls under FAS 133, Holly.

      FEMALE SPEAKER: Okay. Thank you for that description. That helps. Pete, I had a question for you. In the press release you mentioned that you're confident that you're

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Friday, April 20, 2001                                                   Page 19



gonna meet the street estimate. I believe it's around $1.86. And I was wondering if you're including any additional security stains [PHONETIC] during the remainder of the year.

      PETER MARTIN: No. No. We're confident we're going to meet, on an operating basis, that we'll meet our earnings goals.

      FEMALE SPEAKER: Okay. And then I'm also assuming that that would be before your five percent stock dividend. Is that fair?

      PETER MARTIN: Well, yes. Before the five percent stock dividend. You got me confused there, Holly, for a minute. Yes.

      FEMALE SPEAKER: Okay. Great. Thank you.

      PETER MARTIN: Thank you.

      OPERATOR: Your next question comes from Clouth Hersch [PHONETIC].

      MALE SPEAKER: Yes. Good morning, everyone.

      MULTIPLE SPEAKERS: Good morning, Clouth.

      MALE SPEAKER: It's a bright and sunny day in New York. I hope that's true in your area.

      MALE SPEAKER: It is here.

      MALE SPEAKER: Good. Listen, Gary, you mentioned increasing market share by ten percent since 1997. I'm wondering if you could give us a little more detail on that.

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Friday, April 20, 2001                                                   Page 20



I mean, what are we talking about? Are we talking just about the, you know, the metro Washington area? Are you talking about the entire area? And what was it then, and what is it now?

      GARY GEISEL: Yes, Clouth. This is Gary Geisel. And what I talked about is a ten percent per annum growth rate in our market share from 1997 --

      MALE SPEAKER: I see.

      GARY GEISEL: -- to really what would be 2000. I think our last data is as of June 2000. Most of what we talk about in market share is a Maryland number,

if you will. It's hard to get anything beyond Maryland for us at this point.

But, by and large -- I'm trying to see exactly what our numbers were in 1997. We had a market share in the middle part of 1997 of about 4.9 percent, and we're sitting around 6.3 percent share as we speak today.

      MALE SPEAKER: Uh-huh. I see. Okay. And would you speculate on a target one or two years down the road?

      GARY GEISEL: I think that our history would tell us that we can and will continue to gain market share. And I don't think we'd be at all bothered by --

said a different way, I think we'd be confident that our path is a good predictor of the future. We tend to be able to do, as you would expect, Clouth,

pretty well against some of our larger competitors as they seek out sort of a,

what many customers

Conference Number 183296

Friday, April 20, 2001                                                   Page 21


think are, a better alternative, whether that's a commercial customer or a retail customer.

      MALE SPEAKER: Uh-huh. Right. Okay. Great. Thank you. Now I have a question also for Dick Oppitz. You mentioned that you made over 500 prospect calls, I believe that was commercial and real estate banking, in Q1. Is that right?

      DICK OPPITZ: That's correct, Clouth. This is Dick.

      MALE SPEAKER: Yeah. Okay. So can you just give us some very broad indication of what sort of criteria you use and, you know, what you call a prospect?

      DICK OPPITZ: I can. We worked from lists that were generated internally as well as from outside vendors that provide us qualified prospect names of companies within parameters that we give to them relative to revenue size,

number of employees, type of industry, SIC code, that type of thing. All of these calls involved a face-to-face visit. These weren't telephone calls. We called on, I think, actually about 900 companies to get the 506 appointments that we completed through the end of March.

      MALE SPEAKER: Uh-huh. I see. Okay. Great. Okay. One other question. I guess this is for Jack Novak. On the e-commerce, I think you said you had over

25,000 customers now. What percentage of those were existing bank customers with

DDAs [PHONETIC]?

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Friday, April 20, 2001                                                   Page 22


      JACK NOVAK: You know, that's -- okay. We have -- the consensus here is that it's probably higher than half were.

      MALE SPEAKER: Right. Right.

      MALE SPEAKER: We can --

      MALE SPEAKER: Yeah. We can follow up particular, Clouth, to make sure that we give you a -- we believe it's more than half, but we'll follow up --

      MALE SPEAKER: Yeah. Sure. Yeah.

      MALE SPEAKER: -- to provide you with the information.

      MALE SPEAKER: Right. Right. Okay. And do you feel that, say, by getting an existing customer to become an e-commerce customer as well that the overall profitability of each of those accounts goes up?

      MALE SPEAKER: Yes. Absolutely. Not only that, we feel like they become even more of a customer and more bound to us because of the relationships that we build through e-commerce.

      MALE SPEAKER: I see. Okay. Great. Thank you very much.

      MALE SPEAKER: Sure.

      MALE SPEAKER: Thank you.

      OPERATOR: Your next question is a follow up question from Holly Clark.

      FEMALE SPEAKER: Thank you. Yeah. This is Holly Clark again. I had a question on -- I noticed in your proxy that

Conference Number 183296

Friday, April 20, 2001                                                   Page 23


the bonuses for the executive team in 2000 were all below what they were in '99,

and I was wondering if you could elaborate on that for me.

      MALE SPEAKER: Yeah. Holly, we -- our program now is while now based on earnings per share, it was absolute earnings last year. And, as you know, we did two things last year. We had charge offs in the second quarter for health care loans. We also bought back $3.2 million worth of stock which affected our absolute earnings. We added the absolute earnings back in for the buy back because that wasn't any measure of performance, but we felt, obviously, that the fact that we had some loan problems in health care and wrote them off was reflective of management performance and, therefore, the way our program operates, the bonuses were less.

      FEMALE SPEAKER: Okay. Thank you.

      OPERATOR: Your next question comes from Colleen Gilbert [PHONETIC].

      FEMALE SPEAKER: Good morning.

      MULTIPLE SPEAKERS: Good morning, Colleen.

      FEMALE SPEAKER: I have a handful of questions. I'll try to keep them brief. But I just am trying to get clarity on sort of the one time, as you guys describe them, items this quarter. First, the question about the reclassification of these 12 million in consumer loans, I

Conference Number 183296

Friday, April 20, 2001                                                   Page 24


understand that the reason was because of a policy change, but what is it about these loans that the regulators don't like? I mean, you guys have had them --

what does unclassified mean from going from unclassified second mortgages to now non-performing loans?

      JACK NOVAK: Colleen, this is Jack. I'll just handle the one end of it.

It's -- to use the phrase that the examiners or the regulators don't like, I don't know if that's the appropriate way of looking at it. It's just that they in the past never looked at real estate loans the same as they did regular non-real estate oriented loans. And for whatever reason, and it could very well be tied to the whole deal about high loan to value loans and flipping and things like that, they have chosen to include real estate into that now to possibly get a better look at these and bring more focus on them.

      FEMALE SPEAKER: Are these --

      MALE SPEAKER: Colleen, let me just explain that we would -- the way we were handling the real estate loans, which was proper GAP accounting, was to wait until a foreclosure or a recovery happened and then account for the loan.

The policy change would say at 180 days you estimate the value of the property and take action at that time. And so, basically, our charge offs won't change at all, and the loans don't change at all. It's just accelerated.


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      FEMALE SPEAKER: Okay. So these loans are -- they're not current. They're

--

      MALE SPEAKER: They're not current.

      MALE SPEAKER: They're not --

      FEMALE SPEAKER: -- they're 180 days past due.

      MALE SPEAKER: That's correct.

      MALE SPEAKER: That's right.

      FEMALE SPEAKER: Okay.

      MALE SPEAKER: That's correct. And prior to the change, we would have followed these -- attempted to collect them, obviously, foreclosed, or our seller servicer would, and then accounted for them at the time they were disposed of or reconciled, foreclosed, or whatever the process was.

      FEMALE SPEAKER: Okay.

      MALE SPEAKER: Holly -- Holly. Colleen, you follow the earnings flow there that in our old -- in our prior practice, we would have reversed the interest as part of the settlement in foreclosure.

      FEMALE SPEAKER: Okay.

      MALE SPEAKER: Under this practice or policy, we now have stopped accruing and reversed the uncollected but accrued interest up front. So it's accelerated.

It simply accelerated a process that was already in place.

      FEMALE SPEAKER: Okay. That might lead me to my next question then. It's trying to get a handle then what the


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normalized margin was for the quarter. I mean, factoring in, of course, the trust preferred because that's gonna be ongoing, but try to get a -- do you have that, of what the --

      MALE SPEAKER: If you take all these 11 basis point numbers --

      FEMALE SPEAKER: -- yeah.

      MALE SPEAKER: -- we have 11 on, 11 higher, 11 lower, and all of that. Our normalized margin would have been the 305s, 306.

      FEMALE SPEAKER: Okay. And is it safe to -- I mean, there's nothing --

      MALE SPEAKER: And it should be stable going forward.

      FEMALE SPEAKER: -- okay. Okay. All right. The next question has to do with loan balances and, again, what you may have sold during the quarter because looking on a length [PHONETIC] quarter basis, average loans -- actually, no,

look at period and loans were pretty much down across the board. So you've got

-- on the commercial -- I'm sorry. On the consumer side you had 12 million that were reclassified. If you could just go down and let me know what was sold,

whether it be part of the syndicated sale or -- just so I can get a sense of --

      DENNIS STARLIPER: Colleen, it's Dennis again. This may help. On the consumer side there was little activity in



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acquired portfolio, and cash flows from that portfolio are between 38 and 45 million per month. In addition to that, remember, we left the indirect auto business.

      FEMALE SPEAKER: Right. Okay.

      DENNIS STARLIPER: And the indirect auto loan portfolio is running off rapidly. On the commercial side, you know, we sold the integrated credit. That was 7.8. And we sold another performing loan of 12 million. So off the bat there you've got 20 million. That left the period over period balances there.

      FEMALE SPEAKER: Okay.

      DENNIS STARLIPER: So those are -- so, Dick, I don't know if you want to add anymore, but those are the -- as I look at loans on a length quarter basis,

those were things that occurred during the first quarter. We obviously couldn't do a whole lot of loan acquisition in view of having to de-leverage by such a huge amount. I mean, with $34 million of capital leaving the company in the fourth quarter, it was quite a --

      MALE SPEAKER: First quarter.

      DENNIS STARLIPER: -- what did I say? Fourth? First quarter. With the repurchase of Mid-Atlantic it was quite an exercise to de-leverage --

      FEMALE SPEAKER: Okay.

      DENNIS STARLIPER: -- and maintain our capital


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position.

      FEMALE SPEAKER: Okay. All right. And my final question is just in terms of the branches that you guys have mentioned you're gonna open in Northern

Virginia, I think you said maybe there's gonna be -- that there are gonna be four of them?

      GARY GEISEL: We have -- Colleen, this is Gary GEISEL. We have plans for six new locations at this point in the year 2001.

      FEMALE SPEAKER: Okay. Are all six gonna be in Northern Virginia? I thought

-- I don't know where I came up with four. I thought --

      MALE SPEAKER: Well, let me -- I'm trying to think that through as I'm answering to make sure I'm accurate. Four of those six are traditional locations that will be in Northern Virginia. And I think the other two are in-store locations, and one is in Northern Virginia, and one is not. That's my --

      FEMALE SPEAKER: Okay.

      MALE SPEAKER: -- that's from memory.

      FEMALE SPEAKER: Okay. So these sites have already been determined?

      MALE SPEAKER: Yes, they have.

      FEMALE SPEAKER: Okay.

      MALE SPEAKER: Yes.


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      FEMALE SPEAKER: Are they traditional bank sites, or are you gonna have to go in and --

      MALE SPEAKER: Four of the six are traditional branch sites in Northern

Virginia.

      FEMALE SPEAKER: -- okay.

      MALE SPEAKER: Two of the six are in-store locations. One of those two I think is in Northern Virginia, and one is outside of Northern Virginia.

      FEMALE SPEAKER: Okay. That was it then for my questions. Thank you very much.

      MULTIPLE SPEAKERS: Thank you, Colleen.

      OPERATOR: There are no further questions at this time.

      MALE SPEAKER: Well, we'd like to thank you all for joining us. We will continue to work toward our fourth quarter 2001 goals as mentioned several times here. Our biggest challenge is to move the efficiency ratio below 60 percent,

and we're working diligently on that. More importantly, we continue to be pleased with the vitality of our core banking results and remain encouraged by the initiatives that are underway. We remain committed to delivering our planned financial results of building shareholder value. We remain comfortable with the consensus range, as I mentioned before, for year 2000. So thanks --

      MALE SPEAKER: For 2001.

      MALE SPEAKER: -- 2001. So thank you for joining us,



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and I look forward to talking to you next quarter

if not before.

      FEMALE SPEAKER: Thank you.

      OPERATOR: Thank you for participating in today's conference. You may now disconnect.


      [END OF CONFERENCE CALL]